RESEARCH FRONTIERS INCORPORATED
                     ADOPTS A STOCKHOLDER RIGHTS PLAN

Woodbury, NY (February 18, 2003) - Research Frontiers (NASDAQ:
REFR) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which common stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Research Frontiers' outstanding common stock held as of the close of business on March 3, 2003. The new plan replaces the Company's Stockholder Rights Plan which was adopted in 1993 and which expired on February 16, 2003.

The Board of Directors of Research Frontiers adopted the Stockholder Rights Plan after considering the extensive consolidation and takeover activity taking place over the past few years. The Stockholder Rights Plan will protect shareholders against partial tender offers and other abusive tactics that might be used in an attempt to gain control of Research Frontiers without paying all stockholders a fair price for their shares by encouraging anyone attempting to acquire Research Frontiers to first negotiate with the Board of Directors.

Each Right will entitle stockholders to buy one share of common stock of Research Frontiers at an exercise price of $60.00. Subject to certain exceptions listed in the Plan, the Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Research Frontiers' outstanding common stock (without the approval of the Board of Directors) or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 15% or more of Research Frontiers' outstanding common stock.

Subject to certain exceptions listed in the Plan, if any person becomes the beneficial owner of 15% or more of Research Frontiers' outstanding common stock (without the approval of the Board of Directors), or if a holder of 15% or more of Research Frontiers' common stock engages in certain self-dealing transactions or a merger transaction in which Research Frontiers is the surviving corporation and its common stock remains outstanding, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, Research Frontiers' common stock (or, in certain circumstances, cash, property or other securities of Research Frontiers) having a market value equal to twice the then-current exercise price of the Rights. In addition, if Research Frontiers is involved in a merger or other business combination transaction with another person after which its common stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having a market value equal to twice the then-current exercise price of the Rights.

Research Frontiers will generally be entitled to redeem the Rights at $.0001 per Right at any time until the tenth business day following the public announcement that a person or group has acquired 15% or more of Research Frontiers' common stock.

A copy of the Rights Agreement specifying the terms of the Rights Plan, including a summary of the terms of the Rights, will be included in Research Frontiers' Form 8-K filing regarding the Stockholder Rights Plan. A copy of the summary will also be mailed to each stockholder concurrently with the mailing of proxy materials regarding the Company's upcoming Annual Meeting of Stockholders which is currently scheduled to be held on June 12, 2003.

About SPD Technology and Research Frontiers Incorporated
Research Frontiers Incorporated (RFI) develops and licenses suspended
particle device (SPD) technology used in SPD-Smart   light-control
glass and plastic products. SPD technology, made possible by a flexible light-control film invented by RFI, allows the user to instantly and precisely control the shading of glass/plastic manually or automatically. SPD technology has numerous product applications, including: SPD-
Smart   windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sun-visors, sunshades, rear-view mirrors, instrument panels and navigation systems; aircraft windows; eyewear products; and flat panel displays for electronic products. SPD technology is covered by approximately 365 patents and patent applications held by RFI worldwide. Currently 21 companies are licensed to use RFI 's patented SPD light-control technology in emulsions, film, or end products. Additional information about RFI and its licensees can be found at www.SmartGlass.com.

Note: From time to time the Company may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Exchange Act of 1934, as amended. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, Powered by SPDTM, The View
of the Future    Everywhere You LookTM and Visit SmartGlass.com -
to change your view of the world  are trademarks of Research
Frontiers Incorporated.

Contact:
Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
516-364-1902
info@SmartGlass.com